UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

August 12, 2011

Date of Report (Date of earliest event reported)

ELITE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15697	22-3542636
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 Ludlow Avenue, Northvale, New Jersey 07647

(Address of principal executive offices)

(201) 750-2646

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws.

On August 12, 2011, the Holders of in excess of 50% of Elite Pharmaceuticals, Inc.’s (the “Company”) outstanding shares of Series B 8% Convertible Preferred Stock, par value US $0.01 per share (“Series B Preferred Stock”), and shares of Series C 8% Convertible Preferred Stock, par value US $ 0.01 per share (“Series C Preferred Stock”), voting as one class (collectively the “Preferred Stock”), consented to amendments to the Amended Certificates of Designations of the Series B Preferred Stock and the Series C Preferred Stock (the “Amended Certificates”). The Certificates of Designations for each of the Series B Preferred Stock and the Series C Preferred Stock are the same in all respects except where specifically noted.

Pursuant to the terms of the Amended Certificates, the terms of the Series B Preferred and the Series C Preferred Stock have been amended as follows:

Dividends: The Preferred Stock will continue to accrue dividends at the rate of 8% per annum on their stated value of US $1000 per share, payable quarterly on January 1, April 1, July 1 and October 1 and such rate shall not increase to 15% per annum as previously provided in the respective Certificates of Designations of the Preferred Stock.

Conversion Price: The conversion price of the Series B Preferred Stock shall be reduced from US$1.23 to US$0.15 per share and the conversion price of the Series C Preferred Stock shall be reduced from US$1.27 per share to US$0.15 per share (subject to adjustments as provided in the Amended Certificates).

Automatic Monthly Conversions:  On each Monthly Conversion Date (as defined below), a number of shares of the Preferred Stock equal to each Holder’s pro rata portion (based on the number of shares of Preferred Stock held by each Holder on August 1, 2011) of the Monthly Conversion Amount (as defined below) will automatically convert into shares of the Company’s Common Stock at the then effective conversion price (each such conversion, a “Monthly Conversion”). Notwithstanding the foregoing, the Company will not be permitted to effect a Monthly Conversion on a Monthly Conversion Date unless (i) the Common Stock shall be listed or quoted for trading on a trading market, (ii) there is a sufficient number of authorized shares of Common Stock for issuance of all Common Stock to be issued upon such Monthly Conversion, (iii) as to any Holder of the Preferred Stock, the issuance of shares will not cause a breach of the ownership limitations set forth in the Amended Certificates, (iv) if requested by a Holder of the Preferred Stock and a customary Rule 144 representation letter relating to all shares of Common Stock to be issued upon each Monthly Conversion is provided by such Holder after request from the Company, the shares of Common Stock issued upon such Monthly Conversion are delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions(“DTC”), may be sold by such Holder pursuant to an exemption under the Securities Act and are otherwise free of restrictive legends and trading restrictions on such holder, (v) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction (as such terms are defined in the Amended Certificates) that has not been consummated, (vi) the applicable Holder of Preferred Stock is not in possession of any information provided to such holder by the Company that constitutes material non-public information, and (vii) the average VWAP (as defined in the Amended Certificates) for the 20 trading days immediately prior to the applicable Monthly Conversion Date equals or exceeds the then effective conversion price of the Preferred stock.  As used herein, the following terms shall have the following meanings: (i) “Monthly Conversion Date” means the first day of each month, commencing on September 1, 2011, and terminating on the date the Preferred Stock is no longer outstanding; (ii) “Monthly Conversion Amount” means an aggregate Stated Value of the Preferred Stock among all Holders that is equal to 35% of aggregate dollar trading volume of the Common Stock during the 20 Trading Days immediately prior to the applicable Monthly Conversion Date (such 20 Trading Day period, the “Measurement Period”), increasing  to 50% of the aggregate dollar trading volume during the Measurement Period if the average VWAP during such Measurement Period equals or exceeds US $0.20  (subject to adjustment for forward and reverse stock splits and the like that occur after August 1, 2011) and further increasing to 70% of the aggregate dollar trading volume during such Measurement Period if the average VWAP during such Measurement Period equals or exceeds US$0.25 (subject to adjustment for forward and reverse stock splits and the like that occur after August 1, 2011).   All shares of Common Stock issued on a Monthly Conversion Date shall be delivered otherwise in accordance with the procedures and time frames set forth in Section 6 of the Amended Certificates. Upon the request of the Company, each Holder shall provide to the Company, a customary Rule 144 representation letter relating to all shares of Common Stock to be issued upon each Monthly Conversion.

Item 9.01 Financial Statements and Exhibits
a) Not applicable.
b) Not applicable.
c) Not applicable.
d) Exhibits

Exhibit No.	Exhibit Description
3.1	Amended Certificate of Designations of the Series B 8% Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on August 12, 2011
3.2	Amended Certificate of Designations of the Series C Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on August 12, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2011

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Name: Chris Dick
Title:	President & Chief Operating Officer